Exhibit 10.10
[Date]
Private & Confidential
[Name]
[Title]
Dear [Name],
Re: Tax Equalization for Business Travel
This letter confirms the tax treatment that will apply to your approved international business travel on behalf of Sumisho Air Lease Corporation and its subsidiaries (collectively, the “Company”).
As a result of your business travel, you may become subject to income tax reporting or withholding obligations in one or more host jurisdictions. To ensure that these tax consequences do not adversely affect you, the Company will provide tax equalization in accordance with the terms of this letter, as may be amended from time to time.
Tax Equalization
You will be tax equalized on your Company compensation that becomes subject to taxation in a host jurisdiction as a result of your business travel. The objective of tax equalization is to neutralize the tax impact of your business travel so that your overall personal tax burden is intended to be substantially similar to the tax you would have incurred had you remained living and working solely in your home country. As part of the tax equalization process, you will not be responsible for taxes on additional compensation that may be received as a result of business travel (e.g., housing, relocation assistance, visa, transportation, etc.).
For purposes of tax equalization, you will remain responsible for a hypothetical tax (also referred to as your “stay-at-home tax”). Your hypothetical tax represents the taxes on Company-sourced income that you would generally have paid had your compensation remained taxable only in your home country and may include, without limitation, applicable national, federal, state, provincial, regional, municipal, or local income taxes based on your home work location immediately prior to the commencement of your business travel.
While you remain responsible for your hypothetical tax liability, the Company will bear the economic cost of the actual home and host country income taxes attributable to your Company sourced income that are covered under this letter.

Scope of Tax Equalization
The Company's tax equalization granted pursuant to this letter applies solely to compensation paid or provided by the Company (or its affiliates) that becomes subject to additional or new tax as a result of your authorized business travel.
Tax equalization does not apply to taxes attributable to income or gains from sources other than Company compensation, including, but not limited to:
•income earned by your spouse or domestic partner;
•investment income, dividends, interest, or capital gains/losses;
•rental or other passive income;
•self-employment or other outside earnings;
•pension or annuities;
•gifts, inheritances, or personal financial transactions; or
•any other income that is unrelated to your employment or secondment with the Company.
The Company also reserves the right to exclude from tax equalization any additional tax liabilities arising from personal elections, transactions, or arrangements entered into by you that are unrelated to your business travel or employment or secondment with the Company. Additionally, this letter specifically excludes taxes such as wealth tax, sales tax, and property tax, all of which shall be your sole responsibility in both your home and any host jurisdiction as a result of your business travel.
The Company will determine, in its reasonable discretion and in consultation with its designated and appointed tax service provided (the “Tax Services Provider”), whether a particular tax liability falls within the scope of the tax equalization granted pursuant to this letter.
Payroll Withholding
During your business travel, actual payroll withholding may continue in your home country for income tax and social taxes, where applicable, and additional withholding may also be required in the host jurisdiction. Payroll withholding does not determine your ultimate tax responsibility under the tax equalization granted pursuant to this letter.
Annual Tax Equalization Settlement
Following the end of each tax year for which you are covered under tax equalization, the Company's designated Tax Services Provider will prepare an annual Tax Equalization Settlement Calculation. This calculation will determine your final hypothetical tax liability and compare it with the actual taxes paid or borne on your behalf. The Tax Service Provider will send the

Company a copy of the equalization summary for processing at the time the equalization is mailed or delivered to you.
Any payments due to you from the Company will generally be reimbursed within 30 days of the issuance of the calculation by means of a payroll deposit (or check if you are no longer employed or seconded by the Company).
Any payments due to the Company from you should be paid within 30 days of the later of:
•receipt of the tax equalization calculation; or
•to the extent covered by any refund due to you by the home country taxing authorities, the date such refund is received.
After the 30-day grace period the Company will begin to accrue interest on the balance due. The Company also reserves the right to stop the payment of tax-equalization allowances or to deduct outstanding balances from bonus or termination payments in order to collect unpaid equalization balances, to the extent permitted by applicable law.
The Tax Service Provider prepares all tax equalization calculations. The Company administers payments to, or reimbursements from, you based on the tax equalization calculations. You pay all taxes due on personal income or not otherwise covered by this letter.
Your obligation to repay any amounts due under the reconciliation continues whether or not you are still employed or seconded by the Company. Your agreement to so cooperate is a material condition of your participation in this benefit and in authorized business travel.
Tax Return Preparation
The Company has retained a designated Tax Services Provider to prepare your required home country and host country income tax returns, where applicable, together with your tax equalization settlement calculation.
The Company will pay the fees associated with these tax preparation services. You are responsible for providing complete, accurate, and timely information and documentation requested by the Tax Services Provider. Any penalties, interest, or additional costs arising from your failure to provide requested information on a timely basis, or from incomplete or inaccurate information provided by you, will be your responsibility. The Company will not, however, pay any fees associated with tax preparation services related to (i) audits of personal issues not related to your business travel and its related tax impacts or (ii) personal tax advice not related to your business travel or employment or secondment with the Company and, as a consequence, if any of the foregoing are required, you may engage the Tax Services Provider or another provider on a private basis.
You agree to cooperate fully with the Tax Services Provider and to execute any tax returns, elections, authorizations, or other documentation reasonably required to comply with applicable tax laws. You are expected to use the tax return filing status that produces the lowest possible tax cost to the Company, as determined by the Tax Services Provider. If another filing status is elected, you will be responsible for any additional tax costs. Additionally, all tax credits (including home country, as well as any host country liabilities) are allocated to the Company and you based on the party who funded the payment, thereby bringing rise to the tax credit.
Trailing Tax Liabilities
Certain items of compensation, including but not limited to annual bonuses or other long-term incentive compensation, may remain taxable in a host jurisdiction after the conclusion of your business travel because of the applicable sourcing or vesting rules. These are referred to as "trailing tax liabilities."
To the extent such trailing tax liabilities relate to compensation covered under the tax equalization granted pursuant to this letter, the Company will continue to apply tax equalization principles. You will remain responsible for the hypothetical tax that would have applied had the compensation been taxable solely in your home country, while the Company will bear the covered host country tax costs associated with such compensation.
Where required, the designated Tax Services Provider may prepare additional home and/or host country tax returns and corresponding tax equalization calculations for subsequent tax years. Authorization for such additional services shall be at the sole discretion of the Company.
Employee Responsibilities
As a condition of participation in the tax equalization granted pursuant to this letter, you agree to:
•provide complete and timely information requested by the Company or the Tax Services Provider;
•timely review, sign, and file all required tax returns and related documents;
•promptly remit any amounts determined to be owed to the Company under the annual tax equalization settlement as required by this letter; and
•cooperate with reasonable requests relating to tax audits, inquiries, or examinations concerning tax years covered by the Company's tax equalization granted pursuant to this letter.
Tax Audits and Tax Authority Inquiries
The Company or its designated Tax Services Provider may represent or assist you in responding to tax authority inquiries, audits, examinations, or similar proceedings relating to Company compensation or other matters covered under the Company's tax equalization granted pursuant to this letter. You agree to cooperate fully by providing requested information, signing required documents, and responding in a timely manner to reasonable requests made by the Company or the Tax Services Provider.
The Company will determine, in its reasonable discretion, whether a tax authority inquiry, audit, or related proceeding falls within the scope of the tax equalization granted pursuant to this letter. The Company will bear the reasonable costs of representation for covered matters. You will remain responsible for any taxes, penalties, interest, professional fees, or other costs arising from matters outside the scope of the tax equalization granted pursuant to this letter, including those resulting from your failure to provide complete or timely information or from income or transactions not covered by this letter.

Administration of Tax Equalization Under this Letter
The tax equalization granted pursuant to this letter is intended to provide equitable tax treatment in connection with qualifying international business travel and shall be administered by the Company in consultation with its designated Tax Services Provider.
The Company reserves the right to interpret and administer the program, including making reasonable adjustments to calculations, payroll withholding, hypothetical tax, and tax equalization settlements to reflect changes in applicable tax laws, regulations, administrative guidance, or the facts and circumstances of your business travel.
Nothing in this letter guarantees any particular tax outcome or creates a contractual entitlement to tax treatment beyond the tax equalization granted pursuant to this letter. The Company's determinations made in good faith regarding the administration of the program shall be final, subject to applicable law.

Governing Law
This agreement shall be governed by, and construed in accordance with, the laws of [the State of California/Ireland].

Data Privacy
You acknowledge and agree that the Company may provide relevant personal and payroll information to its affiliated companies, payroll providers, and designated Tax Services Provider, including across international borders where necessary, for the administration of payroll, tax compliance, tax equalization, and related business travel obligations, subject to applicable data protection laws.
This letter summarizes the tax equalization treatment applicable to your international business travel and should be read together with any applicable Company policies. In the event of any inconsistency between this letter and any Company's policy, the Company reserves the right to interpret and administer this letter in accordance with applicable law.
Please acknowledge your acceptance of the terms of this letter by signing below.

Sincerely,

Czar Vigil
Senior Vice President and General Counsel

Accepted and Agreed:

[Name]
[Title]
Date: _________________________